Exhibit 5.1

Grifols, S.A.

Carrer Jesús i María, 6

08022 Barcelona

Spain

April 23, 2013

Ladies and Gentlemen:

We have acted as Spanish legal counsel to Grifols, S,A, (“Grifols”), a corporation (Sociedad Anónima) organized under the Laws of the Kingdom of Spain, in connection with the Registration Statement on Form F-3 (“the Registration Statement”) filed by the company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed sale from time to time by certain shareholders named in the Registration Statement (the “Selling Shareholders”) of up to 4,402,987 of Grifols’ Class B non-voting ordinary shares (such shares , the “Shares”), including Shares represented by American Depository Shares. The Shares were issued to the Selling Shareholders upon the closing of the acquisition of Talecris Biotherapeutics Holding Corp. (“Talecris”) in June 2011.

For the purpose of issuing this legal opinion, we have reviewed and examined originals or copies certified or otherwise identified to our satisfaction, of such records of Grifols and such other documents and certificates, and made such inquiries with officers of Grifols as we have deemed necessary as a basis for the opinions hereinafter expressed.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been legally issued by Grifols and are fully paid and non-assessable.

Our opinion is limited in all respects to the laws of Spain in force as of the date hereof. We do not express any opinion on the laws of any jurisdiction other than that of the Kingdom of Spain.

This opinion letter has been prepared for use in connection with the Registration Statement. The opinion set forth herein is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which hereafter may come to our attention or any changes of law which hereafter may occur.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Nuria Martín
Nuria Martín
Osborne Clarke España, S.L.P.

Av. Diagonal, 477, planta 20. 08036 Barcelona  T +34 93 419 1818  F +34 93 410 2513  E barcelona@osborneclarke.com

Osborne Clarke España, S.L.P. — CIF B-65.697.609 — Inscrita en el Registro Mercantil de Barcelona, tomo 42.980, folio 78, hoja B-417.008, inscripción 1ª”